ADDENDUM TO MULT-TENANT LEASE

This Addendum is made as of the 17th day of July, 2003 by and between 157 Lane, LLC, Jigsaw Puzzle, LLC (collectively, “Landlord”) and Doc Holliday, LLC (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a certain Lease Agreement dated as of July 15, 2003 for premises located at 129-131 Main Street, Gilpin County, Central City, Colorado (“Lease”); and

WHEREAS, Landlord and Tenant desire to make certain modifications to the Lease;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Section 1(a) of the Lease is modified to add as part of the leased premises the security room on the top floor of the building.

2.

Section 2(a) of the Lease is modified so that the Commencement Date is August 15, 2003~~, and the expiration date for the initial term shall be five (5) years and six (6) months following the date that the new road from Interest 70 to Central City is opened to the public.~~

3.

Section 3 of the Lease is modified so that Tenant’s payment of rent shall be paid yearly, in advance, with the first annual installment due on the execution of this Lease and each annual installment thereafter due on August 15 of each year commencing in 2004.

4.

Section 6 of the Lease is modified to add a paragraph as follows:

Notwithstanding anything contained in this Lease to the contrary, (a) Tenant’s operating expenses shall not increase by more than three percent (3%) per year and (b) Landlord shall be responsible for the payment of all Central City – Blackhawk sewer taxes with respect to the building containing premises.

5.

Section 40(d) of the Lease is deleted in its entirety and in its place shall be inserted the following:

Tenant shall have a right to terminate this Lease upon thirty (30) days written notice to Landlord with such right commencing February 15, 2004 and terminating on the date six (6) months after the new road from Interstate 70 to Central City is opened to the public.  Tenant shall forfeit the balance of the annual rent that Tenant has paid in advance as its termination fee.  Thereafter, neither party shall have any liability for events occurring after the termination date.  If Tenant fails to deliver said written notice of termination of the Lease by the date set forth above, then the Lease shall remain in full force and effect and Tenant shall have no further right to the termination of Lease as set forth in this subsection.

6.

Except as modified herein, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first set forth above.

157 LANE, LLC

By:    /s/ Andrew Renard Goltra

JIGSAW PUZZLE, LLC

By:    /s/ Carolyn S. Goltra

DOC HOLLIDAY, LLC

By:   /s/ Fedele V. Scutti

7.

Section 40(a) shall be amended as follows:  Option to Renew.  Provided the Tenant is not in default under the terms and conditions of the Lease, Tenant shall have the right to renew this Lease for one additional period of seven (7) years under the same terms and conditions (excepting the provisions of this paragraph) as stated herein, except that the rent shall be increased from $200,000 annually to $300,000 annually.  Said rent shall be payable in monthly installments of $25,000.00.  Tenant shall give Landlord notice in writing of Tenant’s intention to exercise this option at least 180 calendar days prior to the expiration of this Lease.